Exhibit 99.1

September 27, 2004

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces International Patent Application

Tulsa, Okla--(BUSINESS WIRE)--September 27, 2004 EnXnet, Inc. (OTCBB:EXNT--news)-- EnXnet, Inc. announces it has filed for International Utility and Design Patent rights under the Patent Cooperation Treaty (PCT) for its EnXcaseTM. The EnXCaseTM was created specifically for our DVDPlus(C)/OneDiscTM hybrid optical disc to stand out in retail displays and reduce in-store theft.

EnXcaseTM is a major break from the standard rectangular cases that have been in use for CD and DVD packaging for many years. Not only is it different in appearance but it includes significant theft deterrent features, both mechanical and visual. Unlike current packaging, the actual disc is highly visible so one can determine at a glance its presence in the case.

It's shape, much like that of a Wurlitzer(R) jukebox, provides a completely different appearance from the standard CD and DVD packaging. Its mechanical design has several features that will decrease in-store theft by greatly increasing the difficulty of removing the contained disc as the case must be completely opened to remove the disc without damage.

Mark Pempsell, Director of Marketing of EnXnet, Inc., had this to say: "The EnXcaseTM has been previewed by a number of artists, recording labels, disc replicators, retailers, and music and video producers. Their response was enthusiastic and unanimous in acceptance of this new product. The EnXcaseTM is ready for volume production and the Company is prepared to take orders now that the International Patents have been filed."

EnXnet, Inc. is a company that has concentrated on finding and developing new technologies with great potential for making positive impacts in the multimedia environment. We are beginning active commercialization of our advanced products. Our distinctive products offer our clientele new methods to deter theft, improve listening and viewing experiences, and present information in useful interactive formats. These technologies and related products, while at the leading edge in their respective applications, provide affordable and useful solutions.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com